1 EMPLOYMENT AGREEMENT This Employment Agreement (this “Agreement”), dated as of ___ day of December, 2025, is effective as of January 1, 2026 (“Effective Date”), by and between Capital Bancorp, Inc. (the “Company”), Capital Bank, N.A. (the “Bank”) and Edward F. Barry (the “Executive”). WHEREAS, other than any equity interests in the Company issued to the Executive prior to the date hereof, this Agreement entirely replaces the prior employment agreements among the Company, the Bank and the Executive, effective as of January 1, 2019 and July 1, 2022; and WHEREAS, the Executive wishes to continue in his employment as the Company’s Chief Executive Officer pursuant to the terms and conditions of this Agreement. NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company, the Bank and the Executive hereby agree as follows: 1. POSITION AND RESPONSIBILITIES During the period of his employment hereunder, the Executive agrees to serve as the Company’s Chief Executive Officer and shall report to the Company’s Board of Directors (the “Company Board”). As Chief Executive Officer, the Executive shall be responsible for overall operations of Open Sky (“OS”) and Capital Bank Home Mortgage (CBHM”) (OS and CBHM collectively referred to as the “Operating Divisions”), for investor relations, and for the merger and acquisitions strategy and execution of the Company, all subject to the direction, policies and procedures established by the Company Board. All employees and officers of the Operating Divisions shall be accountable to the Executive. The Executive agrees to carry out his duties and responsibilities in respect to the Company and the Bank’s Operating Divisions in accordance with the reasonable directions provided by the Company Board and in conformance with the standards of performance which could reasonably be expected of an executive working for a banking institution in a similar position. In addition, the Executive shall comply with and agrees to be bound by the policies of the Company and the Bank as in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities. The Company shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by shareholders, remain a director of the Company throughout the term of this Agreement or any extension of this Agreement. The Executive hereby consents to serving as a director and to being named as a director of the Company in documents filed with the SEC and the Company’s and Bank’s regulators. The Company Board shall undertake every lawful effort to ensure that the Executive continues throughout the Term to be nominated, elected and reelected also as a director of the Bank. 2. TERMS AND DUTIES 2.1. The period of the Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue until December 31, 2027 (the “Term”), unless sooner terminated as provided for below. Subject to Section 6, the Executive may terminate his Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262 12/24/2025

2 employment under this Agreement, with or without Good Reason, and the Company may terminate the employment of the Executive, with or without Cause. 2.2. During the period of his employment hereunder, except for periods of absence occasioned by illness and reasonable vacation periods, the Executive shall, on a full time basis faithfully perform his duties hereunder including activities and services related to the organization, operation and management of the Company. 3. COMPENSATION AND REIMBURSEMENTS 3.1. Base Salary. In consideration of the services to be rendered by the Executive hereunder, during the Term the Bank (or as set forth in Section 3.7, the Company) shall pay the Executive as compensation an annual base salary (“Base Salary”) of $726,250. All Base Salary shall be pro-rated to the extent that the Executive works partial calendar years during the term of the Agreement. Such Base Salary shall be payable semi-monthly. During the Term of this Agreement, the Executive’s Base Salary shall be reviewed at least annually. Such review shall be conducted by a committee designated by the Company Board, and the Company Board may increase, in its sole discretion, but not decrease, the Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement). 3.2. Bonus and Incentive Compensation. (a) Incentive Compensation. The Executive will be entitled to incentive compensation and bonuses as provided below, and in any other plan of the Bank or the Company in which the Executive is eligible to participate. A. Annual Incentive Opportunity. Without limiting the generality of the foregoing, the Executive shall have an opportunity to earn up to an additional 140% of his Base Salary as incentive compensation in each year during the Term of this Agreement, as further described in Exhibit A attached hereto and incorporated herein by reference (the “Annual Incentive Payment”). One-half (1/2) of each Annual Incentive Payment that is earned by and payable to the Executive hereunder shall be paid in common stock of the Company (which shall be subject to transferability restrictions and vesting restrictions) and one-half (1/2) of the Annual Incentive Payment shall be paid in cash, in accordance with applicable regulatory requirements and guidelines regarding risk management and incentive compensation, with such stock to be issued and cash to be paid out to the Executive no later than two and one-half (2.5) months after the end of the year in which such Annual Incentive Payment was earned. The specific terms and conditions of each Annual Incentive Payment is set forth in writing in Exhibit A and, with respect to the stock portion, shall be consistent with the Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan; however, the Company Board reserves the right prior to the beginning of each calendar year during the Term of this Agreement to review and modify the details involved in the calculation of the Annual Incentive Payment if, in good faith, the Company Board Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

3 believes that such details need revision; provided, however, that under no circumstances, without the consent of the Executive, will more than one-half of the Annual Incentive Payment be paid in common stock of the Company vesting at the rate of 1/3 per year. 3.3. Equity Grants. On each of (i) March 1, 2026, and March 1, 2027, the Company may also grant the Executive an equity grant in excess of any equity provided in Section 3.2 above (“Equity Award”). The Equity Award shall be comprised of 50% stock options intended to qualify as incentive stock options and 50% restricted stock units. One-quarter of each Equity Award shall vest on January 1 each year after the grant date, provided, however, that the outstanding Equity Awards shall become 100% vested upon a Change in Control (as defined below). The Equity Awards shall be evidenced by a separate grant agreement, which shall be consistent with the terms and conditions of the Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan. 3.4. Paid Time Off. The Executive shall be entitled to four weeks of paid vacation time each calendar year (pro-rated for partial calendar years, with no rollover or cash out of unused annual vacation time). In addition, the Executive shall be entitled to paid time off for all Bank holidays, and to paid sick days and other leave time in accordance with the Bank’s policies and procedures as in place from time to time. 3.5. Benefit Plans. The Executive will be entitled to participate in or receive benefits under any employee benefit plans made available by the Bank or the Company to their senior executives, subject to the terms of such plans, including but not limited to, retirement plans, supplemental retirement plans, medical, disability, life insurance plans, and any other employee benefit plan or arrangement made available by the Bank or the Company in the future to its senior executives. In addition to the foregoing, the Bank shall provide and maintain a $1,500,000 term life insurance policy on the Executive payable to the Executive’s designated beneficiaries on death, in addition to any key man insurance the Bank may arrange which would be payable to the Bank. 3.6. Expense Reimbursements. (a) The Bank shall pay the Executive $500 per month as a car allowance, which shall be treated as additional taxable income to the Executive. (b) The Bank shall also pay or reimburse the Executive for all reasonable travel and other reasonable expenses incurred by the Executive in performing his obligations under this Agreement, including reasonable entertainment and club memberships, pursuant to policies and procedures determined by the Boards from time to time. Reimbursement of such expenses shall be made upon presentation to the Bank of an itemized account of the expenses in such form as the Bank may reasonably require. All reimbursements pursuant to this Section 3.6 shall be paid no later than 60 days following the date on which the expense was incurred, assuming timely submission of the itemized expenses required by this Section 3.6. 3.7. Allocation of Payments. The Company and the Bank are jointly and severally liable to the Executive for payment or provision of all compensation, benefits or other payments of any kind to which the Executive is entitled under this Agreement. The Company and the Bank may apportion such obligations among themselves as they may agree from time to time in their sole Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

4 discretion; provided, however that they must satisfy in full all such obligations in a timely manner as set forth in the Agreement regardless of any agreed-upon apportionment. The Executive’s receipt of satisfaction in full of any such obligation from either the Company or the Bank or some combination thereof shall extinguish the obligations of both the Company and the Bank with respect to such obligation. 4. OUTSIDE ACTIVITIES The Executive may serve as a member of the board of directors of business, community and charitable organizations with the express prior written approval of the Company Board, such approval conditioned on a requirement in each case that such service, and that the totality of such activities, shall not interfere with the performance of Executive’s duties under this Agreement or present any conflict of interest. 5. WORKING FACILITIES The Executive’s principal place of employment shall be the Bank’s principal executive offices (currently located in Rockville, MD). The Bank shall provide Executive, at his principal place of employment, with a private office and support services and facilities suitable to his position with the Bank and the Company and necessary or appropriate in connection with the performance of his duties under this Agreement. 6. EMPLOYMENT TERMINATION 6.1. Notice Requirements. Any party may terminate the Executive’s employment under this Agreement (in the case of the Company’s and the Bank’s notice, as to the Executive’s employment with such entity) by giving sixty (60) days’ advance written notice to the other parties, or the notice otherwise specified in this Section 6. In such event, the effective date of the termination shall be the expiration of such notice period. At the Company’s and the Bank’s option, during any notice period applicable to termination of Executive’s employment hereunder, the Executive shall be obligated to continue as a full-time employee of the Company and the Bank under the terms of this Agreement, unless and until the Company and the Bank opt to have the Executive cease performing such duties during the notice period. In the event the Company and the Bank opt to ask the Executive to cease performing his duties on a full time basis during the applicable notice period, the Executive shall continue to receive his Base Salary and Employee Benefits to which the Executive otherwise be entitled during the applicable Notice Period. Nothing in this Agreement shall preclude the Company or the Bank from removing the Executive from any Board or officer position then held by the Executive if the Company Board or the Bank Board believes that such actions are in the best interests of the Company and the Bank. 6.2. Termination Without Continued Compensation. Except as provided for in Section 6.2(e), there shall be no salary or benefits continuation (except as may be required by applicable law) under this Agreement, and all rights, duties, and obligations of either party under this Agreement shall fully terminate upon the effective date of termination of the Executive’s employment resulting from: (a) Executive’s Death. In this event, the effective date of termination shall be the Executive’s date of death, but the Executive’s estate shall receive the Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

5 Base Salary through the first day of the month immediately following the date of death; (b) Executive’s Total Disability. In this event, the effective date of termination shall be (a) the date of commencement of long-term disability payments available to the Executive or (b) the date, in accord with the Company’s and the Bank’s employment policies, that the Executive is no longer able to perform his essential job functions with or without reasonable accommodation due to a physical or mental disability. (c) Termination by the Executive Other than For Good Reason. In this event, the effective date of termination shall be at the expiration of the applicable Notice Period provided for herein. (d) Termination by the Company or the Bank “For Cause.” In this event, the effective date of termination shall be as specified by the Company or Bank Board. In the event that employment hereunder is terminated by the Company or the Bank for Cause, the Executive shall not be entitled to receive compensation or other benefits for any period after such termination, except as provided by law. “Cause” means that there has been a good faith determination by the Company Board, in its sole discretion, that one or more of the following events with respect to the Executive has occurred: (i) breach of a fiduciary duty, gross negligence or willful misconduct by the Executive in the performance of his duties with the Company or the Bank (other than such conduct resulting from his incapacity due to disability); (ii) the intentional or grossly negligent conduct of the Executive, whether or not related to his duties hereunder, which conduct is demonstrably or materially injurious to the Company or the Bank or its reputation, monetarily or otherwise; (iii) the conviction (or nolo contendere plea or other similar resolution) of the Executive of a felony or of any lesser criminal offense involving moral turpitude; (iv) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Company or the Bank; (v) a material violation of a material Company or Bank policy; (vi) the willful failure of the Executive, after written notice thereof (specifying the particulars thereof in reasonable detail), to perform his duties and responsibilities in respect of the Company and the Bank’s Operating Divisions in accordance with the reasonable directions provided by the Company Board, including, but not limited to, with regard to communications and messaging to outside third parties, and interactions with employees of the Company and/or the Bank not directly reporting to him; or (vii) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment by the Company or the Bank or requiring the removal of the Executive or a reduction in the Executive’s duties or title. In its discretion, to the extent the Company Board or Bank Board may believe that Cause for termination exists, but that it may be possible to cure the misconduct or violation, the Company Board or Bank Board may opt to Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

6 provide a meeting and opportunity to be heard prior to terminating Executive’s employment hereunder. (e) Payments to Executive on Termination Under Section 6.2. Upon the Executive’s termination under this Section 6.2, the Bank shall provide to the Executive the following: (a) Base Salary through the date the Executive’s employment terminates; (b) Any accrued and unused leave that may be required to be paid pursuant to any law or Bank policies; (c) The prior year’s earned but unpaid incentive payments; (d) Expenses properly reimbursable under the Agreement; and (e) Benefit continuation rights, at Executive’s expense, under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). 6.3. Termination With Continued Compensation. In the absence of a Change in Control, if the Company or the Bank terminates the employment of the Executive other than for reasons set forth in Section 6.2 above, then the Bank or the Company shall provide to the Executive the amounts required under Section 6.2(e), if any, in addition to the Separation Pay described in Section 6.3.3(b). Within twelve (12) months of a Change of Control, if the Company or the Bank terminates the employment of the Executive other than for reasons set forth in Section 6.2 above, then the Bank shall provide to the Executive the amounts required under Section 6.2(e), if any, in addition to the Separation Pay described in Section 6.3.3(c). Within twelve (12) months of a Change of Control, if the Executive voluntarily resigns from the Company’s or the Bank’s employ due to any of the events listed in Section 6.3.1 after providing the Company or the Bank the cure rights recited in Section 6.3.1 below, then the Bank shall provide to the Executive the amounts required under Section 6.2(e), if any, in addition to the Separation Pay described in Section 6.3.3(c). 6.3.1 Good Reason. The Executive’s voluntary resignation from the Company’s and the Bank’s employ for “Good Reason” means resignation upon the occurrence of any of the following without the Executive’s consent: (a) Failure of the Company Board to elect or reelect or to appoint or reappoint the Executive as Chief Executive Officer of the Company or removal of the Executive from his position as Chief Executive Officer of the Company, except if such removal is required by the Bank’s primary regulator; , (b) Failure of the Company Board to nominate, elect or reelect or to appoint or reappoint the Executive as a member of the Company Board and the Bank Board or removal of the Executive from either Board, except if such removal is required by the Company’s or the Bank’s primary regulator, Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

7 (c) A material change in the Executive’s functions, duties, or responsibilities, which change would cause Executive’s position at the Company to become one of materially lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, except if such change is required by the Company’s or the Bank’s primary regulator, (d) Material reduction in the Executive’s salary, compensation or benefits from that described in Section 3, above, except if such change is due to regulatory requirements, (e) A relocation of the Executive’s principal place of employment to a geographic area that is more than 50 miles from the Bank’s headquarters on the Effective Date, or (f) Material breach of this Agreement by the Company or the Bank, following thirty days’ notice and opportunity to cure, except if such breach is required by the Bank’s or Company’s primary regulators. Notwithstanding the foregoing, an event shall not constitute “Good Reason” unless it constitutes a “good reason” within the meaning of Treasury Regulations Section 1.409A-1(n)(2)(ii). In the absence of a Change in Control, upon the occurrence of any event described in clauses 6.3.1(a) through 6.3.1(f), above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon thirty (30) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect. The Company and the Bank shall have thirty (30) days to cure the conditions giving rise to the Event of Termination, provided that the Company and the Bank may elect to waive such thirty (30) day period. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Company or the Bank, the Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 6.3.1 by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Company and the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses 6.3.1(a) through 6.3.1(f) above, provided, however, that the Executive must actually terminate employment no later than one hundred and eighty (180) days after the initial event giving rise to the right to elect to resign for Good Reason as described in this Section 6.3.1, and for the stated reasons in his initial notice. 6.3.2 Change in Control. For these purposes, a Change in Control of the Company shall mean a change in control of a nature that: (i) results in a Change in Control of the Company within the meaning of the Bank Holding Company Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the “BHCA”) as in effect at the time of the Change in Control; or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

8 of the Company’s outstanding securities, except for any securities purchased by the Bank’s tax-qualified retirement plans; or (b) individuals who constitute the Company Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction in which the Company is not the surviving institution occurs or is implemented. Notwithstanding the foregoing, a Change in Control will not be deemed to occur unless it constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5)(i). 6.3.3 Expiration of the Term of the Agreement. In the event that the Term expires without the Company, the Bank and the Executive entering into a new agreement, then in addition to the amounts payable under Section 6.2(e), if any, the Bank shall pay the Executive the sum of $750,000 (the “Expiration Payment”). Subject to the execution by the Executive of the Severance and Release Agreement described in section 6.3.4(a) below, the Expiration Payment shall be paid in twelve equal monthy installments beginning on the first regular payroll date occurring after the Effective Date of the Severance and Release Agreement referenced in Section 6.3.4(a) below. 6.3.4 Separation Pay. (a) Any separation payments made under this Section 6 shall be contingent on the Executive entering into a Severance and Release Agreement in the form attached hereto as Exhibit B with the Company and the Bank within sixty (60) days prior to the termination date, pursuant to which a full release, to the maximum extent permitted by law, is provided by Executive; and shall be payable in regular installments in accordance with the Bank’s normal payroll practices, commencing on the first regular payroll date occurring after the Effective Date of a Severance and Release Agreement, provided that in the event that the sixty day period covers two taxable years, the payments will be paid or commence in the second taxable year. (b) Where applicable, “Separation Pay” shall consist of: (i) Continuation of (i) Executive’s Base Salary at the rate in effect on the effective date of termination and (ii) an amount equal to 50% of the Target Annual Incentive Payment for the year of termination of employment paid in equal monthy installments with the Base Salary, each for a period of eighteen (18) months (“Separation Pay Period”), and in no event shall Executive be entitled to Separation Pay in excess of eighteen months’ pay. For purposes of this Section 6.3.3, Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

9 Target Annual Incentive Payment shall mean 100% of Executive’s Base Salary in effect on the effective date of termination; and (ii) Continuation of the Bank’s portion of premiums for health benefits, conditioned on Executive’s remaining enrolled in such benefits under COBRA for the maximum permissible period, for a period of eighteen months or until such earlier date that the Executive becomes a full time employee of another employer, provided the Executive becomes entitled to benefits with such other employer that are substantially similar to the medical coverage provided by the Bank. The Bank shall pay to the Executive cash during the Separation Pay Period equivalent to the Bank’s portion of the annual premium otherwise payable by the Bank where, due to legal, contract, or plan limitations, the benefit referenced in this subsection cannot be continued “in kind” for the full Separation Pay Period; and (c) Separation Pay/ Change in Control. In the Event of a severance payment relating to a Change in Control as defined above, Executive shall be entitled to the benefits identified in Section 6.3.3(b) above except that the continuation of payment of (i) Executive’s Base Salary at the rate in effect on the effective date of termination and (ii) an amount equal to 50% of Target Annual Incentive Payment shall be for a period of thirty (30) months. 6.4. Termination/ Repayment. Separation Pay under Section 6 shall cease as of the date the Executive violates any of the post-separation covenants under this Agreement or under the Severance and Release Agreement Executive enters into at the time of termination and the Company and/or Bank may also seek such other remedies available to it in law or equity. 6.5. Resignation as a Director. Regardless of the reason for the termination of the Executive’s employment, the Executive shall tender his resignation as a director of the Company and the Bank, if the Executive is then serving in any such position. 7. TAX ISSUES 7.1. Withholding. The Company or the Bank, as applicable, shall withhold from any compensation, benefits or other payments under this Agreement all federal, state, city of other taxes as may be required pursuant to any law or government regulation or ruling. 7.2. Section 409A Compliance. (a) To the extent that any payment or benefit under this Agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), it is intended that this Agreement as applied to that payment or benefit comply in all respects with the requirements of Code Section 409A, and that the Agreement shall be administered and interpreted consistent with that intent. The Company, the Bank and the Executive agree to work together in good faith to limit or avoid any taxes, penalties or excise taxes applicable to payment and benefits under this Agreement in compliance Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

10 with Section 409A; however, the Company and the Bank shall have no liability to the Executive, or his successor or beneficiary, in the event that taxes, penalties or excise taxes are ultimately determined to be applicable to any payment or benefit received by the Executive nor for reporting in good faith any payment of benefit as subject to Code Section 409A. (b) Notwithstanding any provision to the contrary in this Agreement, no amount will be payable pursuant to this Agreement in connection with the termination of the Executive termination of employment unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and, for purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” of a “publicly traded” company for purposes of Section 409A(a)(2)(B)(i) of the Code, if Separation Pay or any other payments or benefits or any portion thereof must be delayed to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s Separation Pay or other applicable payments or benefits will be delayed until the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company and the Bank under Code Section 409A, or (ii) the date of the Executive’s death; at which time all payments delayed pursuant to this sentence will be paid in a lump sum to the Executive, and any remaining payments due under this Agreement will be paid as otherwise provided herein. 8. NOTICE 8.1. All notices required to be given under the terms of this Agreement or which either of the parties desires to give hereunder shall be in writing and delivered personally or sent by certified mail, return receipt requested, addressed as follows: if to the Company or Bank, addressed to: Capital Bank Executive Offices 2275 Research Blvd.Ste. 600 Rockville, MD 20850 Attention: Chairman of the Board and Josh Bernstein / Mark Caplan 5301 Wisconsin Ave., NW Suite 500 Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

11 Washington, DC 20015 if to the Executive, addressed to: Edward F. Barry 235 Talahi Road Vienna, VA 22180 or at such other address as may be provided by Company, Bank or the Executive by notice from one to another in writing from time to time. 8.2. Any purported termination by the Company and the Bank or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. 9. PAYMENTS RELATED TO A CHANGE IN CONTROL In the event that the aggregate payments or benefits to be made or afforded to the Executive in the event of a Change in Control would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, then (i) such payments or benefits shall be payable or provided to the Executive over the minimum period necessary to reduce the present value of such payments or benefits to an amount which is one dollar ($1.00) less than three times the Executive’s “base amount” under Code Section 280G or (ii) the payments or benefits to be provided under this Agreement shall be reduced to the extent necessary to avoid treatment as an excess parachute payment. The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Company and the Bank and shall not constitute “excess parachute payments” within the meaning of Code Section 280G. If the Company’s independent accounting firm or independent tax counsel appointed by the Company (“Tax Counsel”) determine that any or the aggregate value (as determined pursuant to Code Section 280G) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Company and the Bank to or for the benefit of the Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise), (a “Payment”) would constitute an excess parachute payment and be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by the Executive if no such reduction were made. The Payment shall be reduced by the Company or the Bank pursuant to the foregoing sentence in a manner that Tax Counsel determines maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A, and where Tax Counsel determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. If, however, Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

12 such Payment is not reduced as described above, then such Payment shall be paid in full to the Executive and the Executive shall be responsible for payment of any Excise Taxes relating to the Payment. All calculations and determinations under this Section 9 shall be made by Tax Counsel whose determinations shall be conclusive and binding on the Company, the Bank and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 9, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Code Section 280G and Code Section 4999. The Company, the Bank and the Executive shall furnish Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section 4. The Company shall bear all costs Tax Counsel may reasonably incur in connection with its services. In connection with making determinations under this Section, Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including without limitation, the Executive’s agreement to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Company and the Bank shall cooperate in good faith in connection with any such valuations and reasonable compensation positions. 10. POST-TERMINATION OBLIGATIONS 10.1 All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with this Section 10 during the term of this Agreement and for 18 months, or 30 months if the Change in Control Separation Pay Period applies, after the expiration or termination hereof. 10.2 The Executive hereby covenants and agrees that, for a period set forth in Section 10.1, of 18 months, or 30 months if the Change in Control Separation Pay Period applies, following his termination of employment with the Company and the Bank he shall not, without the written consent of the Company and the Bank, either directly or indirectly: 10.2.1 Solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company or the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever; 10.2.2 Become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, or any mortgage or loan broker, where such entity is competing with the Bank, and has its main office, or the office from which Executive would be based would be, within 50 miles of Rockville, Maryland and such entity has total assets under $10 billion; or Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

13 10.2.3 Solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank. Executive acknowledges that the foregoing covenants are reasonable and necessary to protect the Company and the Bank’s business interests, and that the Company and the Bank have the right to seek injunctive and other relief in a court of competent jurisdiction or before an Arbitrator under the arbitration provisions of this Agreement. However, if for any reason a court or arbitrator should determine that any portion of this Section 10 is invalid or unenforceable, then it is the desire of the parties that such covenant or agreement be considered amended by the parties to the extent required to render it valid and enforceable. If such amendment is not allowed by law, the parties shall promptly agree in writing to a provision to be substituted therefore which will have an effect as close as possible to the invalid provision that is consistent with applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of any other provisions of this Agreement. 10.3 The Executive shall, upon reasonable notice, furnish such information and assistance to the Company and the Bank as may reasonably be required by the Company or the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party. 10.4 The Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Company and the Bank. The Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company or the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal or state banking agency with jurisdiction over the Company, the Bank or the Executive). Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company or the Bank, and the Executive may disclose any information regarding the Company or the Bank which is otherwise publicly available. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Company and the Bank will be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company and the Bank from pursuing any other remedies available to the Company and the Bank for such breach or threatened breach, including the recovery of damages from Executive. The parties acknowledge and agree that this restriction shall not preclude the discussion of such information with the Executive’s professional advisors, including his attorneys. Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

14 10.5 The Executive acknowledges that pursuant to the Defend Trade Secrets Act of 2016: An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. 11. REQUIRED REGULATORY PROVISIONS Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359. Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be limited to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), including, but not limited to, clawbacks for such incentive payments as required by the Dodd-Frank Act and Section 10D of the Securities Exchange Act of 1934. The Executive agrees to such amendments, agreements, or waivers that are required by the Dodd-Frank Act or requested by the Bank to comply with the terms of the Dodd-Frank Act. 12. NO ATTACHMENT 12.1 Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect. 12.2 This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Company and the Bank and their respective successors and assigns. 13. ENTIRE AGREEMENT; MODIFICATION AND WAIVER 13.1 This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, with the exception of Company and Bank policies governing business and employment practices. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

15 13.2 This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. 13.3 No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived. No rule of construction shall be applied in any dispute under this Agreement as both parties have participated in the drafting. 14. SEVERABILITY If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect. 15. HEADINGS FOR REFERENCE ONLY The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. 16. GOVERNING LAW This Agreement shall be governed by the laws of the State of Maryland, without regard to conflict of law rules, but only to the extent not superseded by federal law. 17. ARBITRATION Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, in accordance with the rules of the Judicial Mediation and Arbitration Systems (JAMS) then in effect. The notice of arbitration shall specifically describe the legal claims, and the factual allegations supporting the legal claims, and must be filed within limitations period prescribed by law. The written decision of the arbitrator shall be final, binding and conclusive on the parties and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration; provided, however, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, subject to the ruling of the Arbitrator. The arbitration shall be conducted at a location within fifty (50) miles from the location of the main office of the Bank. 18. INDEMNIFICATION During the term of this Agreement, the Bank and the Company shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at its expense, and shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

16 expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding or threatened action or suit in which he may be involved by reason of his having been a director or officer of the Company or the Bank or any subsidiary of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorney fees and the cost of reasonable settlements (such settlements must be approved by the Boards). If such action, suit or proceeding is brought against the Executive in his capacity as an officer or director of the Company or the Bank, however, such indemnification shall not extend to matters as to which the Executive is finally adjudged to be liable for willful misconduct in the performance of his duties. 19. SUCCESSOR TO THE COMPANY The Company and the Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company or the Bank, expressly and unconditionally to assume and agree to perform the Company’s and the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Company or the Bank would be required to perform if no such succession or assignment had taken place. 20. NON-DISPARAGEMENT The Executive agrees that, except to the extent required by law, he will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on the Company or the Bank or any of their respective senior executive officers, directors, subsidiaries or affiliates or that denigrates, disparages or results in detriment to such parties. The Company and the Bank agree not to, and agrees to use reasonable best efforts to cause its directors and senior executive officers not to, make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on the Excutive or that denigrates, disparages or results in detriment to him. This Section 20 does not prohibit any truthful statement made to any government agency in the context of an official investigation. 21. ATTORNEYS’ FEES. The Company shall reimburse Executive’s attorneys’ fees incurred in the negotiation and preparation of this Agreement in an amount up to $7,500. [Signature Page Follows] Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

17 IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized person and the Executive has signed this Agreement, on the date set forth below, effective as of January 1, 2026. This Agreement may be (i) executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, each of which shall be deemed an original, and (ii) may be executed by facsimile, photo, or electronic signature, and such facsimile, photo or electronic signature shall constitute an original for all purposes. CAPITAL BANCORP, INC. By:____________________________ Date:__________________ Steven J. Schwartz, Chairman of the Board CAPITAL BANK, N.A. By:____________________________ Date:__________________ James F. Whalen, Chairman of the Board EXECUTIVE: By:____________________________ Date:__________________ Edward F. Barry Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262 12/24/2025 12/23/2025 12/23/2025

18 Exhibit A Annual Incentive Payment Annually, the Board of the Company will establish objective criteria for fifty percent (50%) weight of the Annual Incentive Payment. Those objective criteria will include “Return on Equity (RoE)” targets and “Growth” targets for the Bank and shall be set forth in Schedule 1 attached hereto and incorporated herein by reference each year. In addition, annually there will be objectives and goals established by the Board of the Company that will be utilized in evaluating the subjective and qualitative fifty percent (50%) weight of the Annual Incentive Payment. Any Annual Incentive Payment earned by and payable to the Executive hereunder shall be paid as provided in Section 3.2(a) of the Agreement. All stock of the Company received by Executive as part of the Annual Incentive Payment shall vest one-third (1/3) per year; however, all vesting will be tolled during the period the Bank is under any regulatory action such as a Memorandum of Understanding (“MOU”). All payments will be fully vested in the event of a Change of Control. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Bank shall be entitled to reduce the amount of any Annual Incentive Payment, or to defer or delay the payment of any Annual Incentive Payment, based on objective and subjective performance criteria which may include but not be limited to: high levels of loan classifications; cyber security breaches, unresolved regulatory actions such as a MOU; a material breach of this Agreement; termination of the Executive for Cause prior to the payment of the Annual Incentive Payment; actions by the Executive that are not specifically directed by the Board of the Bank and that the Board of the Bank determines have had or will have a material adverse effect on the Bank’s franchise value or reputation (including but not limited to Human Resource and policy concerns). Notwithstanding the foregoing or anything in this Agreement to the contrary, the Bank shall be entitled to clawback some or all of any Annual Incentive Payment (both cash and stock) if, within five (5) years of the end of the measurement year, the financial statements of the Bank or the Company are restated and based on such restatement the Annual Incentive Payment would have been less. Any determination by the Bank to reduce, delay, or clawback all or any portion of any Annual Incentive Payment shall be promptly communicated to the Executive, which communication shall, to the extent permitted by law, describe in reasonable detail the reason(s) for such reduction, delay, or clawback and, in the case of any delay, an estimate, if possible, of when the Annual Incentive Payment will be paid to the Executive. Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

Schedule 1

2026 DRAFT Targets (still in process)

Quantatative targets (total 50% weight):

ROE Target:

12%	60%
15%	90%
18%	120%

Growth Targets:

Bank		Open Sky	
11%	60%	no decline	60%
14%	90%	6%	90%
18%	120%	10%	120%

Qualitative targets (total 50% weight):

HR Committee of the Company will meet periodically with Executive to review progress to date for all quantitative and qualitative targets.

19

1 Exhibit B SEPARATION AGREEMENT AND RELEASE This Separation Agreement and Release (“Agreement”) is entered into by and between ____________ (“you”) and Capital Bank, N.A. (“Bank”) as of [ ]. For purposes of this Agreement, the term “Bank” shall also include its respective parent companies, subsidiaries, affiliates, and their predecessors and successors, including but not limited to Capital Bancorp, Inc., and, in each case, their officers, directors, employees and agents. References herein to your employment agreement shall mean that certain Employment Agreement between you, Capital Bancorp, Inc., and the Bank effective as of January 1, 2026 (“Employment Agreement”). 1. Separation from Employment. Your employment will be terminated effective [ ] (“Separation Date”) pursuant to Section 6[ ] of the Employment Agreement. 2. Payments. In exchange for signing and not revoking this Agreement, and subject to the terms and conditions of Sections 8, 9 and 10(b) of this Agreement, you will be entitled to payment of the cash amounts described in Section 6[ ] of the Employment Agreement, less applicable tax withholding (“Payments”). In addition, you acknowledges receipt of payment for all compensation, including base salary, incentive compensation, stock options, stock grants, wages, salary, benefits, and expenses due to you through the Separation Date. 3. Tax Liability: You understand that the Payments will be reported on an IRS Form W-2, as appropriate, and that the Bank may withhold applicable withholding taxes. 4. Release of Claims. (a) In exchange for the Payments, you, on behalf of yourself, your heirs and assigns, irrevocably and unconditionally release, waive, and forever discharge Bank, Capital Bancorp, Inc., as well as all of such entities’ respective present and former affiliates, officers, directors, shareholders, members, owners, employees, agents, benefit plans, insurers, attorneys, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims of any kind whatsoever, whether known or unknown at this time, arising out of or connected with, your employment and the termination of your employment, including, but not limited to, all matters in law, in equity, in contract (oral or written, express or implied) or in tort, or arising under any employee benefit plan, or pursuant to statute, including but not limited to any claim any types of discrimination under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, claims for emotional distress, mental anguish, personal injury, loss of consortium; any and all claims that may be asserted on your behalf by others (including the Equal Employment Opportunity Commission), any claims under Section 409A of the Internal Revenue Code of 1986, as amended; or any other federal, state, or local law, rule, regulation, executive order or guideline from the beginning of time through the date of this Agreement. The foregoing list is meant to be illustrative rather than inclusive. Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

2 (b) This Agreement shall not be interpreted to waive, release, or extinguish any rights that – by express and unequivocal terms of law – may not under any circumstances be waived, released, or extinguished. This Agreement shall not apply to your vested benefits under any tax-qualified plan or under COBRA. (c) Except as otherwise provided for in this Agreement, you waive your rights and claims to the extent set forth above, and you also agree not to institute, or have instituted, a lawsuit against the Released Parties based on any such waived claims or rights, except to the extent to enforce the terms of this Agreement. 5. Affirmations: (a) You understand that you do not have any right or claim to any continued or future employment with the Bank or its successors. (b) You represent and warrant that there are no pending claims, lawsuits, charges, grievances, or causes of action of any kind that you have brought against the Released Parties and that, to the best of your knowledge, you possess no such claims or, to the extent that you have any claims or disputes, you agree that they are released as part of this Agreement. This Agreement does not prohibit you from filing a charge with or participating in an investigation conducted by the Equal Employment Opportunity Commission or any other governmental body, however, in view of the consideration provided under this Agreement, you hereby waive any and all rights to recover damages under, or by virtue of, any such investigation or proceeding. You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the U.S. Securities and Exchange Commission (“SEC”) and this Agreement does not limit your right to receive an award for information provided to the SEC. 6. Return of Materials. You will promptly return to the Bank all equipment, documents and other materials in your possession that are the property of the Bank, whether created by you or by others, and including the originals and all copies thereof, whether electronic, paper or any other form. 7. Confidentiality. You acknowledge that you have had access to trade secrets and other confidential information regarding the Bank and their businesses that are unique and irreplaceable and that the use of such trade secrets and other confidential information by a competitor, or certain other persons, would cause irreparable harm to the Bank. Accordingly, you will not disclose or use to the detriment of the Bank any such trade secrets or other confidential information. Confidential information includes any information, whether or not reduced to written or other tangible form, which (i) is not generally known to the public or within the industry; (ii) has been treated by the Bank as confidential or proprietary; and (iii) is of competitive advantage to the Bank. You acknowledge that the Defend Trade Secrets Act Disclosure, 18 U.S.C. § 1833(b) states: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

3 violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, you understand that you have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You understand that you also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). 8. Re-Affirmation of Restrictive Covenants. As a material condition of this Agreement, without which the Bank would not enter into this Agreement nor provide the benefits to you as set forth herein, you hereby re-affirm your commitment to honor the restrictive covenants set forth in Section 10 of the Employment Agreement. You further represent and warrant that you have fully complied with each of the above-specified provisions at all times, and acknowledge the validity and reasonableness of each of your promises set forth therein. In the event you breach any obligation under this Section 8, the Bank’s obligation to make the Payments to you shall terminate immediately and the Bank shall have no further obligations to you and you shall repay all Payments received by you under this Agreement. 9. Non-Disparagement. You agree that, except to the extent required by law, you will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on the Released Parties or that denigrates, disparages or results in detriment to the Released Parties. In the event you breach any obligation under this Section 9, the Bank’s obligation to make the Payments to you shall terminate immediately, the Bank shall have no further obligations to you and you shall repay all Payments received by you under this Agreement. The Bank agrees not to, and agrees to use reasonable best efforts to cause its directors and senior executive officers not to, make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on you or that denigrates, disparages or results in detriment to you. This Section 9 does not prohibit any truthful statement made to any government agency in the context of an official investigation. 10. Acceptance of Agreement. (a) You acknowledge that you have been advised by the Bank that you have at least 21 calendar days from the date you receive this Agreement (the “Acceptance Period”) to consider whether or not to accept this Agreement and seek counsel to advise you about signing this Agreement. Any modifications or changes to this Agreement agreed upon by you and the Bank will not restart or affect your 21-day review period. Because you are 40 years of age or older as of the Separation Date, this Agreement will not become effective or enforceable until the revocation period described in Section 9(b) below has expired without you revoking this Agreement. You may sign the Agreement prior to the expiration of the 21-day period, but not before [ ], if you desire to do so. (b) You understand that because you are 40 years of age or older as of the Separation Date, you may revoke this Agreement within seven (7) days after its signing. If Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

4 you decide to revoke this Agreement, you must do so by mailing or hand delivering notice of cancellation, by certified mail, return receipt requested, postmarked within the seven (7) day cancellation period to [ ]; provided, however, that a revocation of this Agreement shall not be effective unless actually received by [ ] at the foregoing address on or before the 7th day after this Agreement has been signed, even if the Agreement is signed prior to the expiration of the 21- day consideration period. You further understand that if you revoke this Agreement, you will not receive any unpaid portion of the Payments. (c) You acknowledge that because you are 40 years of age or older as of the Separation Date, you have received with this Agreement a list of the job titles and ages of employees selected for termination of employment in the current group termination and a list of the job titles and ages of employees not selected for termination of employment and not eligible for severance benefits. (d) You acknowledge that, before signing this Agreement, you were advised by the Bank to consult with an attorney. You agree that you had an adequate opportunity to review this Agreement with persons of your choice, including your attorney, that you fully understand the terms of this Agreement, and that you have signed it knowingly and voluntarily. 11. No Admission of Liability. This Agreement is not an admission by the Bank of any liability to you. 12. Governing Law and Jurisdiction. This Agreement shall be governed and conformed in accordance with the laws of the State of Maryland without regard to its conflict of laws provision, but only to the extent not superseded by federal law. 13. Savings Clause. If any provision of this Agreement is determined to by void or unenforceable, the remaining provisions of this Agreement will remain in full force and effect. 14. Entire Agreement. This Agreement represents the entire understanding of both you and the Bank with respect to the subject matter hereof and supersedes all prior understandings, written, or oral. 15. Counterparts. This Agreement may be (i) executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, each of which shall be deemed an original, and (ii) may be executed by facsimile, photo, or electronic signature, and such facsimile, photo or electronic signature shall constitute an original for all purposes. 16. Assignment; Modification of Agreement. This Agreement will inure to the benefit of the Bank and any successors and assigns. You may not assign your rights, duties or obligations under this Agreement; provided, however, this provision does not prohibit your beneficiaries from being entitled to receive the severance pay specified in Section 2 in the event of your death after this Agreement is signed but before you receive the severance pay. None of the terms of this Agreement may be changed or modified except in a writing signed by both you and the Bank. [Signature Page to Follow] Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262

5 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above. EMPLOYEE CAPITAL BANK, N.A. BY:_______________________________________ Docusign Envelope ID: 66683531-353A-4583-A9CF-AEBE3F2FB262